EXHIBIT 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL JOINT VENTURES
WITH ASCENSION HEALTH TO DEVELOP SURGICAL FACILITIES

Dallas, Texas (September 9, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it has entered into an agreement to develop ambulatory surgical facilities with Ascension Health, the nation’s largest Catholic health system and America’s largest nonprofit health system.

     Commenting on the relationship, Anthony R. Tersigni, president and chief executive officer of Ascension Health, stated, “We believe our affiliation with United Surgical Partners is complementary to the pursuit of our mission to serve all, with special attention to those who are poor and vulnerable. The facilities that we will jointly develop and operate in partnership with local physicians will provide accessible, quality healthcare while also allowing people with limited financial resources to receive needed surgery in their communities.”

     William H. Wilcox, United Surgical Partners International’s chief executive officer, added, “We are honored to join forces with Ascension Health, and we look forward to working with a group whose goals are focused on enriching the lives of so many through the delivery of high‑quality, cost-effective surgical services.”

     Ascension Health, headquartered in St. Louis, has more than 100,000 associates working in 67 acute care hospitals and dozens of related facilities in 20 states and the District of Columbia. In addition to acute care, the system provides long-term care, community health services, psychiatric, rehabilitation and residential care through a spiritually centered, holistic approach that sustains and improves the health of the communities it serves. The system has more than $11 billion in assets.

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 82 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 70 domestic facilities, 41 are jointly owned with 21 not-for-profit healthcare systems. After the completion of the previously announced Chicago and Spain transactions, the Company will have ownership interest in or operate 78 surgical facilities, including three facilities in the United Kingdom.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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